Exhibit 99.1

Contacts:	Dolph Baker, Chairman, President and CEO
Timothy A. Dawson, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS REPORTS THIRD QUARTER FISCAL 2017 RESULTS

JACKSON, Miss. (March 27, 2017) - Cal-Maine Foods, Inc. (NASDAQ: CALM) today reported results for the third quarter and thirty-nine weeks ended February 25, 2017.

Net sales for the third quarter of fiscal 2017 were $306.5 million, a 31.8 percent decrease, compared with $449.8 million for the third quarter of fiscal 2016. The Company reported a net income of $4.1 million, or $0.09 per basic and diluted share, for the third quarter of fiscal 2017, compared with net income of $64.2 million, or $1.33 per basic and diluted share, for the third quarter of fiscal 2016.

For the thirty-nine weeks ended February 25, 2017, net sales were $799.9 million compared with $1,605.6 million for the prior-year period. The Company reported a net loss of $49.8 million, or $1.03 per basic and diluted share, for the thirty-nine weeks ended February 25, 2017, compared with net income of $316.4 million, or $6.57 per basic share and $6.54 per diluted share, for the year-earlier period.

Dolph Baker, chairman, president and chief executive officer of Cal-Maine Foods, Inc., stated, “Our results for the third quarter of fiscal 2017 reflect the volatile market conditions the egg industry has experienced throughout this fiscal year. Our results were affected by lower market prices and weaker demand trends compared with the third quarter last year. Market prices moved significantly higher after Thanksgiving, but dropped back down after Christmas, and our average customer selling prices for the third quarter of fiscal 2017 were down 27.9 percent from the same period a year ago.

"The egg markets have remained under pressure, and we do not expect to see any meaningful improvement until there is a better balance of supply and demand. Following the 2015 avian influenza (AI)-related laying hen losses, United States Department of Agriculture (USDA) data showed that the egg industry repopulated farms and laying hen numbers were reported to approach pre-AI levels. The younger, more productive hen population has resulted in a greater number of eggs. Additionally, in February 2017, the USDA issued revised data that showed the size of the laying hen flock for 2015 and 2016 was actually meaningfully higher in both years than previously reported. Overall, market demand trends have not kept pace with these higher production levels. According to Nielsen data, retail customer demand for shell eggs has remained strong. The USDA reports that egg export demand has improved since the beginning of fiscal 2017; however, it has still not fully recovered to levels prior to the AI outbreak. Additionally, we have experienced reduced demand for egg products, as many of our commercial customers reformulated their products to use fewer eggs when prices spiked and have been slow to resume previous egg usage. Together, these factors have created an oversupply of eggs, with continued pressure on market prices. However, recent USDA reports show the chick hatch has been trending down, suggesting there may be a moderation in the size of the laying hen flock as the year progresses.

“Specialty eggs, excluding co-pack sales, accounted for 23.6 percent of our total sales volume for the third quarter of fiscal 2017, the same proportion as the third quarter last year. Specialty eggs revenue was 40.8 percent of total shell egg revenues, compared with 31.0 percent for the third quarter of fiscal 2016. The average selling price for specialty eggs, which is typically higher and less volatile, was down 5.2 percent over the third quarter of last year, while the average selling price for non-specialty eggs was down 38.7 percent over the prior-year period.

“Our specialty egg business is a primary focus of our growth strategy. We have continued to make significant investments across our operations to meet anticipated demand for cage-free eggs, as food service providers, national restaurant chains and major retailers, including our largest customers, have stated objectives to exclusively offer cage-free eggs by future specified dates. While we expect the multi-year conversion to cage-free production will present new challenges and higher costs for our industry, we believe it also provides additional market opportunities for Cal-Maine Foods. We are working with our customers to facilitate a smooth transition to meet this demand. Our latest joint venture with Rose Acre Farms in Texas is expected to reach full capacity in the production of cage-free eggs during our fiscal 2018 first quarter. In addition to cage-free eggs, our product mix provides a wide variety of healthy choices

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CALM Reports Third Quarter Fiscal 2017 Results

March 27, 2017

for consumers including conventional, nutritionally enhanced and organic eggs. As such, we believe Cal-Maine Foods is well positioned to respond to future demand trends and meet the needs of all of our customers.”

Baker continued, “Our operations ran well during the third quarter as we continued to focus on efficient and responsible management and respond to dynamic market conditions. For the third quarter of fiscal 2017, our feed costs per dozen were down 4.3 percent compared with a year ago, and our overall farm production costs were down 1.3 percent over the third quarter of fiscal 2016.

“Another key aspect of our growth strategy is to expand our business through selective acquisitions. Importantly, we have a strong balance sheet and the financial strength to support this strategy. During the third quarter, we completed the acquisition of substantially all of the assets of Happy Hen Egg Farms, Inc., relating to their commercial production, processing, distribution and sale of shell eggs. The acquired assets include commercial egg production and processing facilities with current capacity for approximately 350,000 laying hens and related distribution facilities located near Harwood and Wharton, Texas. Located near our other Texas locations, Happy Hen Egg Farms’ current site is designed for capacity of up to 1.2 million laying hens, and we intend to capitalize on specific market opportunities created by this additional production capacity. We look forward to the opportunity to extend our market reach and deliver greater value to both our customers and shareholders,” added Baker.

Over the past month, there have been reported outbreaks of AI in certain poultry operations located in southeastern states. None of these outbreaks has affected the commercial table egg layer flock, and there have been no positive tests for AI at any Cal-Maine Foods locations. Since the spring 2015 AI outbreaks, Cal-Maine Foods significantly enhanced its biosecurity measures at all of its locations, and its flocks are being monitored and tested according to state and federal guidelines. The Company continues to work closely with state and federal agencies and other interested parties to monitor developments and seek to prevent the occurrence of the disease at Cal-Maine Foods’ facilities.

Pursuant to Cal-Maine Foods’ variable dividend policy, for each quarter for which the Company reports net income, the Company pays a cash dividend to shareholders in an amount equal to one-third of such quarterly income. Following a quarter for which the Company does not report net income, the Company will not pay a dividend with respect to that quarter or for a subsequent profitable quarter until the Company is profitable on a cumulative basis computed from the date of the last quarter for which a dividend was paid. Therefore, the Company did not pay a dividend with respect to the fourth quarter of fiscal 2016, or the first and second quarters of fiscal 2017, and will not pay a dividend for the third quarter of fiscal 2017. At February 25, 2017, cumulative losses that must be recovered prior to paying a dividend were $50.2 million.

Selected operating statistics for the third quarter and year-to-date period of fiscal 2017 compared with the prior-year periods are shown below:

	13 Weeks Ended		39 Weeks Ended
	February 25, 2017	February 27, 2016	February 25, 2017	February 27, 2016
Dozen Eggs Sold (000)	263,613	277,574	758,114	800,520
Dozen Eggs Produced (000)	222,492	213,285	633,246	620,356
% Specialty Sales (dozen)*	23.6%	23.6%	23.0%	22.8%
% Specialty Sales (dollars)*	40.8%	31.0%	44.1%	27.0%
Net Average Selling Price (dozen)	$1.130	$1.568	$1.020	$1.919
Net Average Selling Price Specialty Eggs (dozen)	$1.965	$2.073	$1.980	$2.279
Feed Cost (dozen)	$0.396	$0.414	$0.406	$0.420

*Excludes co-pack specialty eggs

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CALM Reports Third Quarter Fiscal 2017 Results

March 27, 2017

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs. The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control. The factors that could cause actual results to differ materially from those projected in the forward‑looking statements include, among others, (i) the risk factors set forth in the Company’s SEC filings (including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8‑K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the demand for and market prices of shell eggs and feed costs, (iv) our ability to predict and meet demand for cage-free and other specialty eggs, (v) risks, changes or obligations that could result from our future acquisition of new flocks or businesses and risks or changes that may cause conditions to completing a pending acquisition not to be met, and (vi) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com. Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. Further, the forward‑looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof. Except as otherwise required by law, we disclaim any intent or obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

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CALM Reports Third Quarter Fiscal 2017 Results

March 27, 2017

CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands, except per share amounts)

SUMMARY STATEMENTS OF OPERATIONS

	13 Weeks Ended		39 Weeks Ended
	February 25, 2017	February 27, 2016	February 25, 2017	February 27, 2016
Net sales	$306,540	$449,760	$799,929	$1,605,630
Gross profit	39,165	132,726	33,544	607,394
Operating income (loss)	(4,573)	85,771	(92,441)	472,038
Other income	8,738	11,744	11,298	14,143
Income (loss) before income taxes and noncontrolling interest	4,165	97,515	(81,143)	486,181
Income (loss) before income taxes attributable to Cal-Maine Foods, Inc.	4,173	97,337	(81,134)	484,256

Net income (loss)	$4,139	$64,164	$(49,807)	$316,417

Net income (loss) per share:
Basic	$0.09	$1.33	$(1.03)	$6.57
Diluted	$0.09	$1.33	$(1.03)	$6.54
Weighted average shares outstanding
Basic	48,286	48,204	48,285	48,177
Diluted	48,417	48,367	48,285	48,359

SUMMARY BALANCE SHEETS

	February 25, 2017	May 28, 2016
ASSETS
Cash and short-term investments	$189,575	$389,545
Receivables	79,179	67,448
Income tax receivable	49,919	11,830
Inventories	163,818	154,799
Prepaid expenses and other current assets	2,310	2,661
Current assets	484,801	626,283

Property, plant and equipment (net)	461,378	392,274
Other noncurrent assets	139,096	93,208
Total assets	$1,085,275	$1,111,765

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$77,128	$67,131
Current maturities of long-term debt	15,449	16,320
Current liabilities	92,577	83,451

Long-term debt, less current maturities	7,302	9,250
Deferred income taxes and other liabilities	117,034	101,703
Stockholders' equity	868,362	917,361
Total liabilities and stockholders' equity	$1,085,275	$1,111,765

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